Exhibit 99.1

USANA Health Sciences Reports Record Results for Second Quarter 2018; Increases 2018 Outlook

  Record second quarter net sales of $301.5 million, an increase of 17.3% year-over-year
  Second quarter diluted earnings per share increased 46.2% year-over-year to $1.36 per share

SALT LAKE CITY--(BUSINESS WIRE)--July 24, 2018--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended June 30, 2018.

Financial Performance

For the second quarter of 2018, net sales were $301.5 million, compared with $257.1 million in the prior-year period, a 17.3% increase year-over-year. Favorable currency exchange rates positively impacted net sales by $12.5 million for the quarter as compared to the prior-year. Celavive, the Company’s new skincare line, contributed approximately $7 million in incremental sales for the quarter. In markets where Celavive has launched, skin and personal care products accounted for 9.5% of overall sales in the second quarter of 2018, versus 5.7% a year ago. The Company’s total number of active Customers increased 5.3% year-over-year to 597,000.

Net earnings for the second quarter increased 45.8% to $33.9 million, compared with net earnings of $23.3 million reported in the prior-year period. Earnings per diluted share increased to $1.36 per diluted share, an increase of 46.2% on a year-over-year basis. The increase in net earnings was due primarily to higher net sales and lower relative operating expenses compared to the prior year period. Costs related to China and the Company’s internal investigation into its China operations were nominal during the second quarter of 2018 as compared to approximately $1.3 million, after tax, during the prior year period.

“Our operating results for the second quarter exceeded our expectations and reflect the momentum we are seeing in most of our regions. This momentum helped us generate the highest quarterly revenue and earnings per share in the Company’s history,” said Kevin Guest, Chief Executive Officer. “Although the strengthening of the U.S. dollar will be a challenge during the second half of the year, we are positioned to deliver additional sales growth as we host our International Convention in Salt Lake City, launch Celavive in China, and hold our Chinese national meeting in Macau.”

Weighted average diluted shares outstanding were 24.8 million for the second quarter of 2018, compared with diluted shares of 25.0 million in the prior-year period. The Company ended the quarter with $256.3 million in cash and cash equivalents, with an additional $42.4 million invested in short-term securities, and with no debt. As of June 30, 2018, there was $47.1 million remaining under the current share repurchase authorization.

Regional Results

Net sales in the Asia Pacific region increased by 21.2% to $241.6 million for the second quarter of 2018. Within Asia Pacific, net sales:

  Increased 22.8% in Greater China;
  Increased 36.1% in North Asia; and
  Increased 12.5% in the Southeast Asia Pacific region.

Sales growth in Greater China was primarily driven by an 8.9% increase in Active Customers in Mainland China, while sales growth in North Asia resulted primarily from 20.7% Active Customer growth in South Korea. Sales growth in Southeast Asia Pacific was driven by 23.8% Active Customer growth in Malaysia. The total number of active Customers in the Asia Pacific region increased by 8.8% year-over-year.

Net sales in the Americas and Europe region for the second quarter of 2018 increased by 3.7% to $59.9 million, and active Customers in this region declined 4.8%.

“Our Asia Pacific region continues to drive our growth, as we experienced double-digit sales growth in several markets within this region for the quarter,” continued Mr. Guest. “In the Americas and Europe region, net sales increased modestly on both a year-over-year and sequential-quarter basis, although the number of active Customers declined. The highlight for this region during the quarter was the opening of four new European markets on June 20th, which generated both excitement for our customers and momentum in Europe.”

Tariffs and Trade Policies

The Company does not currently expect the recently announced tariffs between the United States and other countries to have a material impact on its results of operations. Additional changes in tariffs and trade policies, however, may have a negative impact on currency exchange rates and economic conditions generally, which could negatively affect our results of operations.

Outlook

The Company is updating its outlook for 2018 as follows:

  Consolidated net sales between $1.17 and $1.20 billion, previously between $1.13 and $1.17 billion; and
  Earnings per share between $4.75 and $5.05, previously between $4.25 and $4.55.

The Company’s full-year outlook reflects:

  A year-over-year benefit to net sales of approximately $29 million from favorable currency exchange rates, which was previously estimated at $45 million;
  An estimated operating margin between 15.0% and 15.5%;
  An effective tax rate of approximately 34%; and
  An annualized diluted share count of approximately 24.8 million.

Chief Financial Officer, Doug Hekking, commented, “Given our results for the first six months of the year and our forecast for the remainder of the year, we are raising our outlook for fiscal 2018. Although favorable currency exchange rates benefited our operating results in the first half of 2018, we saw the U.S. dollar strengthen during the quarter and expect it to continue to strengthen during the remainder of 2018. Consequently, we have significantly reduced the estimated benefit to net sales from currency for the full year. Additionally, we plan to continue investing in our business during the second half of 2018, while also leveraging the investments we have made over the last several years.”

China Preferred Customers

The Company has had a long-standing Preferred Customer program in China but, due to certain attributes of that program, had historically reported China Preferred Customers as Associates. The Company began reporting China Preferred Customers as Preferred Customers with its results for the fourth quarter of 2017.

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intends to provide additional information to both agencies as the investigation progresses. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 25, 2018 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	1-Jul-17	30-Jun-18	1-Jul-17	30-Jun-18

Net sales	$257,063	$301,460	$512,386	$593,458
Cost of sales	43,902	49,991	86,556	99,366
Gross profit	213,161	251,469	425,830	494,092

Operating expenses
Associate incentives	118,404	132,790	234,185	262,152
Selling, general and administrative	62,389	67,537	126,390	137,669

Earnings from operations	32,368	51,142	65,255	94,271

Other income (expense)	460	388	942	1,250
Earnings before income taxes	32,828	51,530	66,197	95,521

Income taxes	9,569	17,623	21,580	32,668

NET EARNINGS	$23,259	$33,907	$44,617	$62,853

Earnings per share - diluted	$0.93	$1.36	$1.78	$2.56
Weighted average shares outstanding - diluted	25,018	24,841	24,997	24,557

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	30-Dec-17	30-Jun-18
Current Assets
Cash and cash equivalents	$247,131	$256,326
Securities held-to-maturity, net	-	42,433
Inventories	62,918	74,123
Prepaid expenses and other current assets	30,110	31,777
Total current assets	340,159	404,659

Property and equipment, net	102,847	96,845
Goodwill	17,417	17,224
Intangible assets, net	35,154	33,811
Deferred income taxes	2,859	3,609
Other assets	20,833	19,136
Total assets	$519,269	$575,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$11,787	$12,379
Other current liabilities	129,396	124,371
Total current liabilities	141,183	136,750

Deferred income taxes	13,730	8,125
Other long-term liabilities	1,146	1,128

Stockholders' equity	363,210	429,281
Total liabilities and stockholders' equity	$519,269	$575,284

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)
	Quarter Ended
	1-Jul-17		30-Jun-18		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$136,702	53.2%	$167,841	55.6%	$31,139	22.8%	$10,573	15.0%
Southeast Asia Pacific	48,665	18.9%	54,771	18.2%	6,106	12.5%	614	11.3%
North Asia	13,948	5.4%	18,986	6.3%	5,038	36.1%	812	30.3%
Asia Pacific Total	199,315	77.5%	241,598	80.1%	42,283	21.2%	11,999	15.2%

Americas and Europe	57,748	22.5%	59,862	19.9%	2,114	3.7%	472	2.8%

	$257,063	100.0%	$301,460	100.0%	$44,397	17.3%	$12,471	12.4%

	Active Associates by Region(1)
	(unaudited)

	As of
	1-Jul-17		30-Jun-18

Asia Pacific
Greater China	105,000	37.5%	111,000	38.0%
Southeast Asia Pacific	83,000	29.7%	85,000	29.1%
North Asia	20,000	7.1%	26,000	8.9%
Asia Pacific Total	208,000	74.3%	222,000	76.0%

Americas and Europe	72,000	25.7%	70,000	24.0%

	280,000	100.0%	292,000	100.0%

	Active Preferred Customers by Region (2)
	(unaudited)

	As of
	1-Jul-17		30-Jun-18
Asia Pacific
Greater China	189,000	65.9%	206,000	67.5%
Southeast Asia Pacific	15,000	5.2%	20,000	6.6%
North Asia	10,000	3.5%	11,000	3.6%
Asia Pacific Total	214,000	74.6%	237,000	77.7%

Americas and Europe	73,000	25.4%	68,000	22.3%

	287,000	100.0%	305,000	100.0%

(1)	Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2)	Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations